Clifton Savings Bancorp, Inc. Announces
2nd Quarter Results

Clifton, New Jersey – November 4, 2013 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and six months ended September 30, 2013. Net income was $1.41 million for the three months ended September 30, 2013, a decrease of $343,000, or 19.6%, as compared to $1.75 million for the three months ended September 30, 2012. Net income was $3.15 million for the six months ended September 30, 2013, a decrease of $415,000, or 11.6%, as compared to $3.57 million for the six months ended September 30, 2012. Net income for the three months ended September 30, 2013 decreased primarily as a result of an increase of $242,000, or 7.2%, in noninterest expenses and an increase of $164,000, or 85.4%, in provision for loan losses, coupled with a decrease of $80,000, or 1.4%, in net interest income, and a decrease of $75,000, or 18.9%, in noninterest income, partially offset by a decrease of $218,000, or 22.9%, in income taxes.  Net income for the six months ended September 30, 2013 decreased primarily as a result of a decrease of $561,000, or 4.7%, in net interest income, an increase of $494,000, or 7.3%, in noninterest expenses and an increase of $244,000, or 83.6%, in provision for loan losses, partially offset by an increase of $637,000, or 112.4%, in noninterest income, and a decrease of $247,000, or 12.8%, in income taxes. Basic and diluted earnings per common share were $0.05 for the three months ended September 30, 2013, a decrease of $0.02, or 28.6%, as compared to $0.07 for the three months ended September 30, 2012. Basic and diluted earnings per common share were $0.12 for the six months ended September 30, 2013, a decrease of $0.02, or 14.3%, as compared to $0.14 for the six months ended September 30, 2012.  Cash dividends declared per common share were $0.06 for both the three months ended September 30, 2013 and the three months ended September 30, 2012, and $0.12 for both the six months ended September 30, 2013 and the six months ended September 30, 2012.

Net interest income decreased $80,000, or 1.4%, for the three months ended September 30, 2013, to $5.80 million as compared to $5.88 million for three months ended September 30, 2012, reflecting a decrease of 4 basis points in net interest margin coupled with a decrease of $6.6 million in average net interest-earning assets, as the increase in average interest-bearing liabilities outpaced the increase in average interest-earning assets. Average interest-earning assets increased $6.0 million, or 0.6%, during the three months ended September 30, 2013, as compared to the three months ended September 30, 2012, which consisted of an increase of $69.5 million in loans, partially offset by decreases of $4.2 million in investment securities, $38.3 million in mortgage-backed securities, and $21.0 million in other interest-earning assets. The average balance of loans increased as origination and purchased loan volumes increased while repayment levels declined as fewer borrowers seek to refinance loans. Investment securities decreased primarily due to calls slightly exceeding purchases, and mortgage-backed securities decreased due to principal repayments and sales of securities exceeding purchases. Other interest-earning assets decreased as funds were redeployed into higher yielding assets. Average interest-bearing liabilities increased $12.7 million, or 1.51%, during the three months ended September 30, 2013, primarily as a result of an increase of $15.2 million in borrowings partially offset by a decrease of $2.5 million in interest-bearing deposits. Net interest margin decreased to 2.33% for the quarter ended September 30, 2013 from 2.37% for the quarter ended September 30, 2012.  The net interest rate spread remained constant at 2.15% for the quarter ended September 30, 2013, as the 28 basis point decrease to 3.33% in the average yield earned on interest-earning assets was offset by the 28 basis point decrease to 1.18% in the average rate paid on interest-bearing liabilities.

            Net interest income decreased $561,000, or 4.7%, for the six months ended September 30, 2013, to $11.47 million as compared to $12.03 million for six months ended September 30, 2012, reflecting a decrease of 4 basis points in net interest margin coupled with a decrease of $9.8 million in average net interest-earning assets. Average interest-earning assets decreased $33.4 million, or 3.3%, during the six months ended September 30, 2013, as compared to the six months ended September 30, 2012, which consisted of decreases of $38.1 million in investment securities, $27.9 million in mortgage-backed securities, and $18.7 million in other interest-earning assets, partially offset by an increase of $51.3 million in loans. The average balance of investment securities decreased primarily due to calls of a portion of the Company’s investment portfolio, which consists mainly of securities of U.S. government-sponsored or guaranteed enterprises. Mortgage-backed securities decreased due to principal repayments and sales of securities. Other interest-earning assets decreased as funds were redeployed into higher yielding assets. Loans increased as origination and purchased loan volumes exceeded repayment levels. Average interest-bearing liabilities decreased $23.6 million, or 2.8%, during the six months ended September 30, 2013, primarily as a result of decreases of $45.3 million in certificates of deposit and $2.4 million in borrowings, partially offset by an increase of $23.2 million in savings and club accounts.  Net interest margin decreased to 2.34% for the six months ended September 30, 2013 from 2.38% for the six months ended September 30, 2012.  The net interest rate spread increased 2 basis points to 2.17% for the six months ended September 30, 2013, as the 29 basis point decrease to 3.37% in the average yield earned on interest-earning assets was more than offset by the 31 basis point decrease to 1.20% in the average rate paid on interest-bearing liabilities.

           The provision for loan losses increased $164,000, or 85.4%, to $356,000 for the three months ended September 30, 2013 as compared to $192,000 for the three months ended September 30, 2012. The provision for loan losses increased $244,000, or 83.6%, to $536,000 for the six months ended September 30, 2013 as compared to $292,000 for the six months ended September 30, 2012. The increase in the provision for loan losses for the three and six months ended September 30, 2013 compared to the comparable prior year periods was mainly the result of a significant increase in the loans receivable balance. Net loans increased $97.6 million, or 21.4%, to $554.5 million at September 30, 2013 from $456.8 million at March 31, 2013 mainly due to the origination volume and purchases of one- to four-family loans being significantly higher than repayment levels as a result of the Bank’s efforts to increase these loans during the first six months of fiscal 2014, and, to a lesser extent, due to an increase in multi-family and commercial real estate loans as a result of the Bank’s establishment of a commercial loan department in late 2012. During the three and six month periods ended September 30, 2013, there also were normal recurring adjustments made to the historical loss and other qualitative factor components of the Bank’s general valuation allowance. During the three and six months ended September 30, 2013 net charge-offs totaled $46,000 and $86,000, respectively, all of which related to one- to four-family residential real estate loans. During the three and six months ended September 30, 2012, net charge-offs totaled $82,000 all of which related to a single one- to-four-family residential real estate loan.  Non-accrual loans decreased $1.2 million, or 20.3%, from $5.9 million at March 31, 2013 to $4.7 million at September 30, 2013, and increased $561,000, or 13.4%, from $4.2 million at September 30, 2012. At September 30, 2013, non-accrual loans consisted of twenty-six loans secured by one- to four-family residential real estate, one commercial real estate loan, and four second mortgage loans secured by one- to four-family residential real estate.  The Bank’s non-accrual policy requires loans that were previously 90 days or more delinquent to remain on a non-accrual status until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. Included in non-accrual loans at September 30, 2013 are 14 loans totaling $1.8 million that are current or less than 90 days delinquent. At September 30, 2012, seven loans totaling $787,000 that were less than 90 days delinquent were included in non-accrual loans. At September 30, 2012, non-accrual loans consisted of 23 loans secured by one- to four-family residential real estate, three second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate. The percentage of non-performing loans to total loans decreased to 0.85% at September 30, 2013, from 1.29% at March 31, 2013 and decreased 6 basis points compared to 0.91% at September 30, 2012.

            Non-interest income decreased $75,000, or 18.9%, to $321,000 for the three months ended September 30, 2013, as compared to $396,000 for three months ended September 30, 2012. The decrease was mainly due to the 2012 period including a gain on sales of securities of $647,000 partially offset by a loss on the extinguishment of debt of $527,000 resulting from a deleveraging strategy implemented in July 2012. No such transactions occurred during the three months ended September 30, 2013.

            Non-interest income increased $637,000, or 112.4%, to $1.20 million for the six months ended September 30, 2013, as compared to $567,000 for the six months ended September 30, 2012, mainly due to the 2012 period including a $527,000 loss on the extinguishment  of debt and a $99,000 write-down of land held for sale. No such transactions occurred during the six months ended September 30, 2013.  Gains on sales of securities totaled $566,000 and $647,000, respectively, in the 2013 and 2012 periods. The gains on the sales of securities in the 2013 period resulted primarily from the sale of certain mortgage-backed securities which had principal balances remaining of less than 15% of the principal balance purchased.

           Non-interest expense increased $242,000, or 7.2%, to $3.62 million for the three months ended September 30, 2013, as compared to $3.38 million for the three months ended September 30, 2012. The increase was primarily the result of increases of $190,000, or 10.3%, in salaries and employee benefits, and $29,000, or 15.9%, in directors’ compensation.  Non-interest expense increased $494,000, or 7.3%, to $7.30 million for the six months ended September 30, 2013, as compared to $6.80 million for the six months ended September 30, 2012. The increase was primarily the result of increases of $377,000, or 10.2%, in salaries and employee benefits, $68,000, or 18.3%, in directors’ compensation, and $38,000, or 33.6%, in advertising expense. The increase in salaries and employee benefits in both periods was mainly due to an increase in costs associated with the hiring of two commercial loan officers in late 2012 and early 2013, along with normal annual salary increases.  The increase in directors’ compensation in both periods was primarily due to an increase in directors’ fees in 2013, which caused a corresponding increase in the directors’ retirement plan expense. The increase in advertising was primarily due to a campaign associated with increasing deposits at one of the Bank’s branches.

    Income taxes decreased $218,000, or 22.9%, to $732,000 for the three months ended September 30, 2013, as compared to $950,000 for the three months ended September 30, 2012. Income taxes decreased $247,000, or 12.8%, to $1.69 million for the six months ended September 30, 2013, as compared to $1.93 million for the six months ended September 30, 2012. The decrease in income taxes for both periods was the result of lower pre-tax income and lower effective income tax rates.  The effective income tax rate was 34.3% for the three month 2013 period compared with 35.2% for the three month 2012 period, and 34.9% for the six month 2013 period compared with 35.2% for the six month 2012 period.

    The Company’s total assets increased $66.8 million, or 6.6%, to $1.083 billion at September 30, 2013, from $1.016 billion at March 31, 2013.  Net loans increased $97.6 million, or 21.4%, to $554.5 million at September 30, 2013 from $456.8 million at March 31, 2013 mainly due to the origination volume and purchases of one- to four-family loans being significantly higher than repayment levels as a result of the Bank’s efforts to increase these loans during the first six months of fiscal 2014, and, to a lesser extent, due to an increase in multi-family and commercial real estate loans as a result of the Bank’s establishment of a commercial loan department in late 2012. Securities, including both available for sale and held to maturity issues, decreased $22.1 million, or 4.6%, to $456.0 million at September 30, 2013, from $478.1 million at March 31, 2013 primarily as a result of investment security calls, principal repayments and sales of mortgage-backed securities. Cash and cash equivalents decreased $11.1 million, or 42.8%, to $14.8 million at September 30, 2013 from $25.9 million at March 31, 2013, as funds were redeployed into higher yielding assets.

    Total liabilities increased $65.5 million, or 7.9%, to $894.3 million at September 30, 2013 from $828.8 million at March 31, 2013.  Deposits increased $27.7 million, or 3.6%, from $763.7 million at March 31, 2013 to $791.4 million at September 30, 2013. Borrowed funds increased $40.0 million, or 76.2%, to $92.5 million at September 30, 2013 from $52.5 million at March 31, 2013, as two borrowings totaling $40.0 million at an average rate of 0.59% were originated during the period. The average rate of outstanding borrowings as of September 30, 2013 was 2.27%.

    Total stockholders’ equity increased $1.19 million, or 0.6%, to $188.5 million at September 30, 2013 from $187.3 million at March 31, 2013. The increase resulted primarily from net income of $3.15 million and $897,000 for the exercise of stock options and related tax benefits, partially offset by cash dividends paid of $3.10 million. At September 30, 2013, there were 26,248,040 shares of Company common stock outstanding.

    John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “We have worked hard to increase loan originations and diversify our loan portfolio. While these efforts have increased our non-interest expense and provision for loan losses in the 2013 periods, we have successfully grown the Bank. For the quarter ended September 30, 2013, average interest- earning assets increased by $6.0 million, or 0.6% and average loans increased by $69.5 million. For the six months ended September 30, 2013 we are pleased to note that net loans increased $97.6 million, or 21.4%, deposits increased $27.7 million, or 3.6%, and total assets increased $66.8 million, or 6.6%.”

    The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

    This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At September 30,	At March 31,
	2013	2013
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,082,866	$1,016,084
Loans receivable, net	554,450	456,812
Cash and cash equivalents	14,812	25,896
Securities	456,023	478,127
Deposits	791,387	763,692
FHLB advances	92,500	52,500
Total stockholders' equity	188,521	187,328

	Three Months
	Ended September 30,
	2013	2012
	(Dollars in thousands)
Operating Data:
Interest income	$8,310	$8,940
Interest expense	2,514	3,064
Net interest income	5,796	5,876
Provision for loan losses	356	192
Net interest income after
provision for loan losses	5,440	5,684
Noninterest income	321	396
Noninterest expense	3,624	3,382
Income before income taxes	2,137	2,698
Income taxes	732	950
Net income	$1,405	$1,748
Basic and diluted earnings per share	$0.05	$0.07

	Six Months
	Ended September 30,
	2013	2012
	(Dollars in thousands)
Operating Data:
Interest income	$16,497	$18,530
Interest expense	5,028	6,500
Net interest income	11,469	12,030
Provision for loan losses	536	292
Net interest income after
provision for loan losses	10,933	11,738
Noninterest income	1,204	567
Noninterest expense	7,297	6,803
Income before income taxes	4,840	5,502
Income taxes	1,687	1,934
Net income	$3,153	$3,568
Basic and diluted earnings per share	$0.12	$0.14

At or For the Six	At or For the Three
Months Ended	Months Ended
September 30,	September 30,
2013	2012	2013	2012

Performance Ratios (1):
Return on average assets	0.60%	0.67%	0.53%	0.66%
Return on average equity	3.36%	3.82%	2.99%	3.74%
Interest rate spread (2)	2.17%	2.15%	2.15%	2.15%
Net interest margin (3)	2.34%	2.38%	2.33%	2.37%
Noninterest expense to average assets	1.39%	1.27%	1.36%	1.28%
Efficiency ratio (4)	57.58%	54.00%	59.24%	53.92%
Average interest-earning assets to
average interest-bearing liabilities	1.17	x	1.18	x	1.17	x	1.18	x
Average equity to average assets	17.90%	17.41%	17.61%	17.72%
Basic and diluted earnings per share	$0.12	$0.14	$0.05	$0.07
Dividends per share (5)	$0.12	$0.12	$0.06	$0.06
Dividend payout ratio (5)	98.26%	86.21%	110.25%	87.99%

Capital Ratios (6):
Core (tier 1) capital	15.29%	15.82%	15.29%	15.82%
Tier 1 risk-based capital	35.66%	39.30%	35.66%	39.30%
Total risk-based capital	36.29%	39.86%	36.29%	39.86%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.53%	0.50%	0.53%	0.50%
Allowance for loan losses as a percent of
nonperforming loans	62.18%	54.98%	62.18%	54.98%
Net charge-offs to average outstanding
loans during the period	0.02%	0.02%	0.01%	0.02%
Nonperforming loans as a percent of
total gross loans	0.85%	0.91%	0.85%	0.91%
Nonperforming assets as a percent of
total assets	0.48%	0.43%	0.48%	0.43%

Other Data:
Number of:
Real estate loans outstanding	2,445	2,223	2,445	2,223
Deposit accounts	28,987	30,204	28,987	30,204
Full service customer service facilities	12	12	12	12
________________________________
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale or write-down of assets and extinguishment of debt.
(5) Reflects shares of common stock held by stockholders and Clifton MHC.
(6) Ratios are for Clifton Savings Bank and its subsidiary only.